Exhibit 10.9
EXECUTIVE EMPLOYMENT AGREEMENT
     This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made, entered into and effective as of the 15th day of August, 2009, by and between XStream Systems, Inc., a Delaware corporation (“XStream” or the “Company”)), and Christie Butler (“Executive”).
RECITAL:
     WHEREAS, Executive was employed by the Company on a part time basis.
     WHEREAS, the Company requested the Executive work for the Company on a full time basis, and Executive is willing to be employed on a full time basis.
     WHEREAS, the Board of Directors of XStream (the “Board”) believes it is in XStream’s best interest to employ Executive as XStream’s Chief Financial Officer, and Executive accepts such employment, pursuant to the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the foregoing recital and the covenants, agreements, representations, warranties, terms and conditions set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, XStream and Executive, intending to be legally bound, hereby agree as follows:
     1. Employment. XStream hereby employs Executive as Chief Financial Officer of XStream, and Executive hereby accepts such employment, all upon the terms and conditions contained in this Agreement.
          A. Executive’s Representation. Executive represents, warrants and covenants to XStream that Executive is not bound, nor will Executive become bound, by any covenant, contract, agreement or other obligation that may or does prevent Executive in any manner from (i) performing Executive’s duties as Chief Financial Officer of XStream, and/or (ii) fulfilling Executive’s obligations pursuant to this Agreement.
     2. Employment Period. Unless sooner terminated pursuant to the terms and conditions of this Agreement, he Company hereby employs the Executive and the Executive hereby accepts employment by the Company, on the terms and conditions herein contained, for a period of one (1) year commencing as of the date hereof and ending on the first (1st) anniversary of the date hereof, subject to termination as hereinafter provided (the period from the date hereof through the first (1st) anniversary of the date hereof or the date of automatic termination of the Executive’s employment in accordance with the terms hereof, as the case may be (the “Employment Period”). This Agreement and the Employment Period shall automatically extend for subsequent one (1) year periods by both parties, unless either party notifies the other not later than ninety (90) days prior to the then expiration date of the Employment Period that such party does not intend for the Employment Period to automatically extend.
     3. Compensation.
          A. Base Salary. Executive shall be entitled to receive a base salary during the term of this Agreement of at least One Hundred forty Thousand Dollars ($140,000) per year (the “Base Salary”), payable in accordance with the normal payroll policies of XStream.

The Base Salary shall be subject to all appropriate withholding taxes. The Base Salary shall be subject to all appropriate withholding taxes. Compensation will begin effective August 15th, 2009.
               (i) Increases to Base Salary. The Board shall review the Base Salary on not less than an annual basis. The Board, in its sole and absolute discretion, may elect to increase the Base Salary at any time, but shall not ever decrease the Base Salary below its then-current amount. Any increase in the Base Salary shall constitute an amendment to this Agreement solely as to the amount of the Base Salary, without waiver or modification of any other terms or conditions of this Agreement.
          B. Annual Bonus. Executive shall be entitled to receive an annual bonus at the sole discretion of the Board (“Annual Bonus”) in accordance with the Xstream Systems Annual Bonus Program.
          4. Additional Compensation. During the term of this Agreement, the Executive shall be entitled to the additional compensation listed below:
          A. Benefits. The Executive shall be entitled to participate in all health, accident, retirement or similar employee benefit plans provided by the Company generally to the executives of the Company to the extent commensurate with the participation therein of the senior executives of the Company. The Executive shall be entitled to participate in any present or future bonus, insurance, pension, retirement, profit sharing, stock option or other compensation or incentive or benefit plans adopted by the Company, for the general and overall benefit of senior executives of the Company or the employees of the Company, the extent and manner of participation to be reasonably determined by the Board of Directors. The benefits provided in this Section 4A shall be in addition to the compensation and benefits provided elsewhere in this Section 4.
          B. Time-Off. Executive shall be entitled to such reasonable periods of paid time-off as are available to XStream’s other executive level employees and as may be mutually agreed upon by the Board and Executive from time to time. In no event, however, shall such periods of paid time-off be less than three (3) weeks per year. Executive shall be entitled to an additional unpaid week off per year, providing that the executive notifies Human Resources in writing at least one month in advance;
          C. Employment Location. Executive shall be employed at XStream’s Sebastian, Florida location; and
          D. Other Positions. The Executive agrees to serve without additional compensation, if elected or appointed thereto, in one or more offices or as a director of any of the Company’s affiliates, subsidiaries or sister companies.
     5. Business Expenses and Reimbursements. Executive shall be entitled to reimbursement by XStream for ordinary and necessary business expenses incurred by Executive in the performance of Executive’s duties (collectively, “Business Expenses”), which such Business Expenses shall be approved by XStream in its sole and absolute discretion, and further provided that:
          A. each such Business Expense is of a nature qualifying it as a deductible expense on the Federal income tax return of XStream as a business expense, and not as deductible compensation to Executive; and
          B. Executive furnishes XStream with adequate records and other documentary evidence required by applicable statutes, regulations and XStream’s policies for the substantiation of such Business Expenses as a deductible business expense of XStream, and not as deductible compensation to Executive.
     6. “Key Employee” Insurance. XStream shall have the right to obtain on the life of Executive, pay all premium amounts related to, and maintain, “key employee” insurance naming XStream as beneficiary. Selection of such insurance policy shall be in the sole and absolute discretion of the Board. Executive shall cooperate fully with XStream, the Board, and the insurer in applying for, obtaining and maintaining such life insurance, by executing and delivering such further and other documents as XStream, the Board and/or the insurer may request from time to time, and doing all matters and things which may be convenient or necessary to obtain such insurance, including, without limitation, submitting to any physical examinations and providing any medical information required by the insurer.
     7. Duties. Executive shall utilize Executive’s best efforts to do all of the following:
          A. Performance Requirements. Executive shall perform all duties in connection with Executive’s position as Chief Financial Officer of XStream, or as otherwise designated by the President of the Company or the Board, including, without limitation, participation in the general overall management of XStream, and other such duties that as from time to time may be delegated or assigned to Executive by the President or the Board;
          B. Direction and Control of the Board. Executive shall at all times report to, and Executive’s activities shall at all times be subject to the direction and control of, the President and the Board;
          C. Adherence to Policies and Rules. Executive shall abide by all by-laws, policies, rules and regulations as may be established from time to time by XStream, the shareholders of XStream and/or the Board; and
          D. Devotion of Professional Efforts. Executive shall devote all of Executive’s business and professional time, efforts, energy and skills to the performance of Executive’s duties pursuant to this Agreement.
               (i) Exceptions. Notwithstanding Section 7(D), Executive may: (a) invest Executive’s personal assets in businesses in which Executive’s participation is solely that of a passive investor, provided, however, the form or manner of such investment shall not require services on the part of Executive that conflict with Executive’s duties pursuant to this Agreement; and (b) Executive shall be permitted to serve other public and private organizations, including without limitation, on the board of directors of such organizations, so long as such service does not compromise Executive’s devotion of time and efforts to XStream, and does not present a conflict of interest, as determined by the Board, with regard to XStream.
     8. Termination of Executive’s Employment with XStream.
          A. Termination by Executive Without “Good Reason”. Executive, upon at least sixty (60) days’ prior written notice to XStream, shall have the right to terminate Executive’s employment with XStream at any time, for any reason or for no reason. Upon such termination by Executive, XStream shall pay Executive all Base Salary, Annual Bonus (if already awarded), Stock Options, Business Expenses and Benefits which are due and accrued through the effective date of termination. All such amounts shall be payable to Executive within ten (10) days of the effective date of termination of Executive’s employment with XStream.
          B. Termination by Executive for “Good Reason”. Executive, effective immediately upon written notice to XStream, shall have the right to terminate Executive’s employment with XStream at any time, for any one of the following reasons (collectively, “Good Reason”):

               (i) XStream’s violation or breach of any material provision of this Agreement;
               (ii) relocation of Executive’s employment location more than 100 miles outside of Indian River County Florida;
               (ii) XStream’s failure to obtain in writing assumption of its rights and obligations pursuant to this Agreement within thirty (30) days of a Change in Control (as defined in Section 8(G) below); and/or
               (iii) XStream materially reduces the Executive’s duties and responsibilities hereunder,.
Executive shall provide written notification setting forth the specific nature of such Good Reason and XStream’s failure to cure to the satisfaction of Executive within thirty (30) days (or longer in the event that such request cannot be reasonably responded to within a shorter period of time and further provided that XStream has exercised good faith and due diligence in curing) of such notification shall be considered Good Reason.
Upon such termination by Executive for Good Reason, XStream shall pay Executive all Base Salary, Annual Bonus (if one was awarded), Stock Options, Business Expenses and Benefits which are due, have accrued, or will otherwise become due or accrue through the end of the term of this Agreement, or six (6) months, whichever is the greater length of time (as if Executive’s employment with XStream was not prematurely terminated). All such amounts shall be payable to Executive within ten (10) days of the effective date of termination of Executive’s employment with XStream.
          C. Termination Upon Executive’s Death. In the event of the death of Executive during the term of this Agreement, Executive’s employment with XStream shall terminate effective as of the date of Executive’s death. XStream shall pay Executive’s estate all Base Salary, Annual Bonus (based on the assumption that all criteria for such Annual Bonus were achieved), Stock Options, Business Expenses and Benefits which are due and accrued through the date of Executive’s death. All such amounts shall be payable to Executive’s estate within ten (10) days of Executive’s death.
          D. Termination by XStream Without “Cause”. XStream, upon at least ten (10) days’ prior written notice to Executive, shall have the right to terminate Executive’s employment with XStream at any time, for any reason or for no reason. Upon such termination by XStream, XStream shall pay Executive all Base Salary, Annual Bonus, Stock Options, Business Expenses and Benefits which are due, have accrued, or will otherwise become due or accrue through the end of the term of this Agreement, or six (6) months, whichever is the greater length of time (as if Executive’s employment with XStream was not prematurely terminated). All such amounts shall be payable to Executive within thirty (30) days of the effective date of termination of Executive’s employment with XStream.
          E. Termination by XStream for Cause. XStream, effective immediately upon written notice to Executive, shall have the right to terminate Executive’s employment with XStream at any time, for Cause (as defined below). Upon such termination by XStream, XStream shall pay Executive all Base Salary, Annual Bonus (if already awarded), Stock Options, Business Expenses and Benefits which are due and accrued through the effective date of termination of Executive’s employment with XStream. All such amounts shall be payable to Executive within ten (10) days of the effective date of termination of Executive’s employment with XStream.
               (i) Cause. For purposes of this Agreement, “Cause” shall mean (A) the failure by the Executive to substantially perform her material duties hereunder as solely determined by the Company, other than any such failure resulting from incapacity due to permanent disability (as hereafter determined), (B) the engaging by the Executive in gross negligence or willful misconduct injurious or potentially injurious to the Company or any of its subsidiaries as reasonably determined by the Board of Director’s of the Company, (C) a breach by the Executive of the provisions of this Agreement as reasonably determined by the Company, (D) any breach of loyalty or fiduciary duty as an officer or director of the company or any of its subsidiaries as reasonably determined by the Board of Directors of the Company or (E) the conviction of the Executive of any crime, other than a misdemeanor.
          F. Termination Upon Change of Control. In the event of Executive’s termination of employment with XStream upon, due to, or as a direct or indirect result of a Change of Control (as defined below), provided that Executive complies with Sections 8(H) 9, 10 and 12, Executive shall receive the following:
               (i) Severance. Executive shall receive all Base Salary, Annual Bonus (if already awarded), Stock Options, Business Expenses and Benefits which are due, have accrued, or will otherwise become due or accrue for a period of six months (as if Executive’s employment with XStream was not prematurely terminated). All such amounts shall be payable to Executive within thirty (30) days of the effective date of termination of Executive’s employment with XStream; and
          G. Definition of “Change of Control”. For purposes of this Agreement, “Change of Control” means when:
               (i) any “person” (as defined by the Securities Exchange Act of 1934), other than a trustee or other fiduciary holding securities of XStream under an employee benefit plan of XStream, becomes the “beneficial owner” (as defined by Rule 13(d)(3) promulgated under the Securities Exchange Act of 1934), directly or indirectly, of securities of XStream representing fifty percent (50%) or more of (a) the outstanding shares of common stock of XStream or (b) the combined voting power of XStream’s then-outstanding securities;
               (ii) XStream is party to a merger or consolidation, or series of related transactions, which results in the then-outstanding voting securities immediately prior thereto to fail to continue to represent at least fifty percent (50%) of the combined voting power of XStream’s voting securities or such surviving or other entity outstanding immediately after such merger or consolidation;
               (iii) there is a sale or disposition of all or substantially all of XStream’s assets, or consummation of any transaction or series of transactions having a similar effect, unless at least fifty percent (50%) of the combined voting power of the voting securities of the acquiring entity is held by persons who held the option securities of XStream immediately prior to such transaction or series of transactions;
               (iv) there is a dissolution or liquidation of XStream, unless after such liquidation or dissolution all or substantially all of the assets of XStream are held in an entity at least fifty percent (50%) of the combined voting power of the voting securities of which is held by persons who held the voting securities of XStream immediately prior to such liquidation or dissolution; and/or
               (v) any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing occurrences.
          H. Release. XStream may condition the payments required pursuant to Section 8 upon delivery by Executive of a signed mutual release of known and unknown claims related to Executive’s employment with XStream.

     9. Nonsolicitation and Noncompetition.
          A. Nonsolicitation. Executive shall not, at any time during the term of this Agreement, and for twelve (12) months after the effective date of the expiration or termination of the term of this Agreement, directly or indirectly, contact or proposition, or otherwise attempt to induce, nor accept the initiative of a third party in such regard, alone or by combining or conspiring with a third party, any employees, agents, consultants, representatives, contractors, vendors, suppliers, distributors, manufacturers, clients, customers or other business contacts of XStream to terminate or modify their relationship with, or compete against, XStream.
          B. Noncompetition. Executive shall not, at any time during the term of this Agreement, and for twelve (12) months after the effective date of the expiration or termination of the term of this Agreement, directly or indirectly, personally or as an owner, officer, director, partner, employee, member, agent, consultant, representative, independent contractor, or in any other capacity whatsoever of any corporation or other entity, own, manage, operate, control or conduct any business or enterprise, or any other business in direct or indirect competition with XStream or its affiliates and subsidiaries (“Competitive Business”). Any Competitive Business conducted through Internet, wireless or other similar telecommunication media that is viewable or usable anywhere within the world is prohibited pursuant to this Agreement.
     10. Confidentiality.
          A. The Confidential Information. During the term of this Agreement, Executive may have access to, be trusted or become acquainted with, and/or may acquire, knowledge and/or possession or control of various confidential, trade secret and/or proprietary information of XStream and/or its clients and customers, including, without limitation, trade secrets, know-how, inventions (whether or not patentable), computer programs, techniques, processes, ideas, schematics, testing procedures, internal documentation, design and function specifications, product requirements, problem reports, analysis and performance information, client and customer lists, lead sheets and other technical, business, product, marketing and financial information, plans and data (collectively, the “Confidential Information”).
          B. Exclusions from the Confidential Information. The Confidential Information shall not include information that: (i) becomes public without breach of this Agreement by Executive; (ii) was received by Executive from a third party not under any obligation of confidentiality to XStream; or (iii) is required to be disclosed by Executive by law or a final order of a court or other governmental agency or authority of competent jurisdiction; provided, however, reasonable notice prior to any such disclosure shall be given to XStream to allow sufficient time to obtain injunctive relief, protective order or similar remedy.
          C. Non-disclosure of the Confidential Information. At all times from the date of this Agreement, Executive shall: (i) not use or disclose (except as expressly authorized by this Agreement) the Confidential Information without the prior written consent of XStream; (ii) take all reasonable measures to maintain the Confidential Information in confidence; (iii) disclose the Confidential Information only to those who (a) have a confidentiality obligation in writing with XStream and (b) are necessary for Executive to perform Executive’s duties pursuant to this Agreement; and (iv) promptly report to XStream any violation of the foregoing.
          D. Executive’s Acknowledgements. Executive acknowledges and agrees that the Confidential Information, and all copies and manifestations of the same, are, and shall remain at all times, the exclusive property of XStream and/or its clients and customers. Executive acknowledges and agrees that the Confidential Information is a special and unique asset of XStream and/or its clients and customers, created and/or obtained by XStream and/or its clients or customers at considerable time and/or expense, from which XStream and/or its clients and customers may or does derive independent economic value from the Confidential Information not being generally known to the public or third parties.

          E. Return of XStream Property. Executive shall, immediately upon XStream’s request, or the effective date of the termination of Executive’s employment with XStream: (i) all copies and manifestations of the Confidential Information that Executive may have or has access to; (ii) all documents, other materials and equipment provided by XStream and/or its clients and customers; and (iii) all documents and materials that Executive prepared during Executive’s employment with XStream (collectively, the “XStream Property”). Executive acknowledges and agrees that the XStream Property is, and shall remain at all times, the exclusive property of XStream.
     11. Works-Made-for-Hire.
          A. Results Deemed Works-Made-for-Hire. The results of Executive’s employment pursuant to this Agreement, including, without limitation, any works of authorship resulting from the performance of Executive’s duties during Executive’s employment with XStream and any works in progress (collectively, “Results”), shall be deemed works-made-for- hire for the benefit of XStream. XStream shall be deemed the sole owner throughout the universe of any and all such Results, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner XStream, in its sole and absolute discretion, determines, without any further payment to Executive whatsoever.
          B. Assignment and Waiver. If, for any reason, any of such Results shall not be legally deemed a work-made-for-hire, and/or there are any rights which do not accrue to XStream pursuant to this Section, then Executive hereby irrevocably assigns and agrees to assign to XStream any and all of Executive’s right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, and XStream shall have the right to use the same in perpetuity throughout the universe in any manner it determines, in its sole discretion, without any further payment to Executive whatsoever. To the extent Executive has any rights in the Results that cannot be assigned in the manner described above, Executive hereby unconditionally and irrevocably waives the enforcement of such rights. This Section is subject to, and shall not be deemed to limit, restrict, or constitute any waiver by XStream of, any rights of ownership to which XStream may be entitled by operation of law.
          C. Further Assurances. Executive shall, from time to time, as may be requested by XStream, do any and all things which XStream may deem useful, necessary or desirable to establish or document XStream’s exclusive ownership of any and all rights in any Results, including, without limitation, the execution of appropriate invention, copyright, trademark, and/or patent applications or assignments.
     12. Non-Disparagement. Executive shall not, in any communications in any media, criticize, ridicule or make any statement which disparages or is derogatory of XStream, XStream’s products or services, or any of XStream’s present, former or future shareholders, officers, directors, employees, affiliates and/or subsidiaries.
     13. Equitable Relief. XStream has entered into this Agreement in order to obtain the benefit of Executive’s unique skills, talent, and experience. The parties enter into this Agreement with the understanding that the provisions of Sections 1(A), 9, 10, 11 and 12 are material terms of this Agreement, and that the Base Salary to be paid to Executive pursuant to this Agreement has been based in part on the value to XStream of those Sections. Executive acknowledges and agrees that any breach or threatened breach of Section 1(A), 9, 10, 11 or 12 will result in irreparable damage to XStream and, accordingly, XStream may obtain injunctive relief, a decree of specific performance and/or any other equitable relief for any breach or threatened breach of Sections 1(A), 9, 10, 11 or 12, in addition to any other remedies available to XStream, without being required to show any actual damage, or to post an injunction bond.

     14. Reasonableness of Restrictions. The parties agree that the restrictions and remedies contained in Section 9, 10, 11, 12 and 13 are reasonable, recognizing the competitive nature of the business of XStream, the nationwide and worldwide scope of similar businesses, the specialized expertise and knowledge Executive possesses, the unique and extraordinary nature of Executive’s services, and the importance to XStream of the Confidential Information to which Executive may be exposed during Executive’s employment with XStream. In addition, Executive hereby acknowledges and agrees that the faithful observance by Executive of the covenants contained in this Agreement will not cause Executive any undo hardship, financial or otherwise, and that the enforcement of each of the covenants contained in Sections 1(A), 9, 10, 11 and 12 will not impair Executive’s ability to obtain employment. Therefore, it is Executive’s intention and the intention of XStream that the restrictions and remedies contained in Sections 1(A), 9, 10, 11, 12 and 13 shall be enforceable to the fullest extent permissible by law. If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or the period or geographical area of application reduced, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable. The period of time during which Executive is prohibited from engaging in certain activities pursuant to this Agreement shall be extended by the length of time during which Executive is in breach of the terms of any provision of this Agreement.
     15. Indemnification.
          A. Indemnification of Executive. XStream agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a director, officer or employee of XStream or is or was serving at the request of XStream as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, Executive shall be indemnified and held harmless by XStream to the fullest extent legally permitted or authorized by XStream’s Articles of Incorporation, Bylaws or resolutions of the Board or, if greater, by the laws of the State of Florida, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be a director, member, employee or agent of XStream or other entity and shall inure to the benefit of Executive’s heirs, executors and administrators.
          B. Advancement of Costs. XStream shall advance to the Executive all reasonable costs and expenses incurred by Executive in connection with a Proceeding within twenty (20) days after receipt by XStream of a written request for such advance. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that Executive is not entitled to be indemnified against such costs and expenses; provided that the amount of such obligation to repay shall be limited to the after-tax amount of any such advance except to the extent Executive is able to offset such taxes incurred on the advance by the tax benefit, if any, attributable to a deduction for the repayment.
          C. No Presumption of Standard of Conduct. Neither the failure of XStream (including the Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by Executive under Section 15(B) above that indemnification of Executive is proper because he has met the applicable standard of conduct, nor a determination by XStream (including the Board, independent legal counsel or stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption in any judicial proceeding that Executive has not met the applicable standard of conduct.

          D. D & O Insurance. XStream shall maintain a directors’ and officers’ liability insurance policy covering Executive in an amount of no less than $1 million.
     16. Survival. Executive’s obligations under Sections 1(A), 9, 10, 11, 12, 15 and 17 shall remain in full force and effect for the entire period provided in such Sections, notwithstanding the expiration or termination of Executive’s employment with XStream.
     17. Miscellaneous.
          A. Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by both XStream and Executive and making specific reference to this Agreement.
          B. Assignability; Binding Nature. This Agreement shall be binding upon and inure to the benefit of XStream and Executive and their respective successors, heirs (in the case of Executive) and assigns. Rights or obligations of XStream pursuant to this Agreement may be assigned or transferred by XStream pursuant to a merger or consolidation in which XStream is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of XStream, provided that the assignee or transferee is the successor to all or substantially all of the assets of XStream and such assignee or transferee assumes the liabilities, obligations and duties of XStream, as contained in this Agreement, either contractually or as a matter of law. XStream further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it reasonably can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of XStream hereunder. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to compensation and Benefits, which may be transferred only by will or operation of law.
          C. Binding Effect. All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns.
          D. Severability. If any part of this Agreement or any other Agreement entered into pursuant to this Agreement is contrary to, prohibited by, or deemed invalid under, applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder of this Agreement shall not be invalidated thereby and shall be given full force and effect so far as possible.
          E. Waivers. The failure or delay of any party at any time to require performance by the other party of any provision of this Agreement shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy hereunder, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.
          F. Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including electronic transmission) and shall be (as elected by the party giving such notice) hand delivered by messenger or courier service, electronically transmitted, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

If to Executive:

Christie Butler
3075 Par Drive
Vero Beach, FL 32960
Telefax: (321)206-1939

If to XStream:	With a copy to:

XStream Systems, Inc.	Greenberg Traurig P.A
10305 102nd Terrace, Suite 101	5100 Town Center Circle, Suite 400
Sebastian, FL 32958	Boca Raton, FL 33486

Attention: Brian T. Mayo, President	Attention: Bruce Rosetto, Esq.
or to such other address as any party may designate by notice complying with the terms of this Section. Each such communication shall be deemed delivered (i) on the date delivered if hand delivered; (ii) on the date of transmission with confirmed answer back if by electronic transmission; and (iii) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.
          G. Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida, without regard to principles of conflicts of laws.
          H. Jurisdiction and Venue. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Indian River County, Florida. Each of the parties unconditionally and irrevocably consents to the exclusive jurisdiction of the courts of the State of Florida and the federal district court located in Indian River County, Florida with respect to any suit, action or proceeding arising out of or relating to this Agreement that cannot be resolved by arbitration hereunder or for the purpose of enforcing any arbitration award hereunder, and each of the parties hereby unconditionally and irrevocably waives ay objection to venue in any such court or to assert that any such court is an inconvenient forum, and agrees that service of any summons, complaint, notice or other process relating to such suit, action or other proceeding may be effected in the manner provided in this Section. Each of the parties hereby unconditionally and irrevocably waives the right to a trial by jury in any such action, suit or other proceeding.
          I. Enforcement Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney’s fees, court costs and all reasonable expenses even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to appeals), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.
          J. Headings for Reference Only. The headings contained in this Agreement are for convenience of reference only and shall not limit or otherwise affect in any way the meaning or interpretation of this Agreement.

          K. Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL, OR HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, WITH RESPECT TO THIS AGREEMENT.
          L. Construction. This Agreement is a negotiated document and shall not be construed more strongly against any party regardless of who is responsible for its preparation.
          M. Agreement May Be Signed in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding on a party so confirming.
          N. Entire Agreement. This Agreement represents the entire understanding and agreement between the parties with respect to its subject matter, and supersedes all other negotiations, understandings and representations (if any) made by and between the parties.
     XStream and Executive have each executed this Agreement as of the day and year first above written.

XStream Systems, Inc.:

/s/ Brian T. Mayo

(Signature)

Print Name: Brian T. Mayo
Title: President
Date:	8/15/09

Executive:

/s/ Christie Butler

(Signature)

Print Name:
Date:	8/15/09